Exhibit 99.1

For Immediate Release

Contact:

Media

Melissa Brotz

(847) 935-3456

-or-

Jonathon Hamilton

(847) 935-8646

Financial Community

John Thomas

(847) 938-2655

-or-

Tina Ventura

(847) 935-9390

ABBOTT ANNOUNCES AMENDMENT TO AGREEMENT WITH BOSTON SCIENTIFIC TO ACQUIRE GUIDANT’S VASCULAR BUSINESS

ABBOTT PARK, Ill., Jan. 17, 2006 –  Abbott today announced the amendment of its agreement with Boston Scientific to acquire Guidant’s vascular business, which is contingent upon the closing of Boston Scientific’s proposed acquisition of Guidant.

Under the terms of the amended agreement, Abbott would pay Boston Scientific $4.1 billion to acquire Guidant’s entire vascular business on or around the closing of Boston Scientific’s acquisition of Guidant.  Abbott would pay Boston Scientific milestone payments of $250 million at U.S. Food and Drug Administration approval of Guidant’s drug-eluting stent, and an additional payment of $250 million upon a similar approval in Japan.  Abbott would also provide Boston Scientific with a five-year, $900 million interest-bearing loan.

Abbott has also agreed to purchase $1.4 billion of Boston Scientific common stock (approximately 56 million shares), contingent upon the closing of the Guidant acquisition. This would represent approximately 4 percent of the combined company.

Abbott anticipates the acquisition of Guidant’s vascular business would be slightly dilutive to ongoing earnings per share in 2006 and accretive thereafter.  Abbott would expect to incur one-time charges following the closing of the acquisition primarily related to in-process research and development, to be specified at a future date.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended March 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.